Exhibit (a)(vii)

NOTICE OF WITHDRAWAL OF TENDER FOR INDIVIDUAL INVESTORS
(but not for Brokers, Dealers, Banks, Trust Companies and other Nominees and DTC Participants)

Regarding Shares of
NEW YORK REIT, INC.

Tendered Pursuant to the Offer to Purchase
Dated April 15, 2014, as may be supplemented or amended from time to time

The Offer, Proration Period and Withdrawal Right will expire and this Notice of Withdrawal must be received, either by overnight courier, mail, or facsimile, by 12:00 midnight, Eastern Time, on May 12, 2014, unless the offer is extended or withdrawn.

Pursuant to the Offer to Purchase, dated April 15, 2014 and the accompanying Letter of Transmittal (as each may be supplemented or amended from time to time, collectively, the “Offer”), New York REIT, Inc., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company”), offered to purchase up to 23,255,814 shares of its common stock, par value $0.01 per share (the “Shares”), at a purchase price of $10.75 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Offer.

This Notice of Withdrawal is to be completed if your Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of your Shares) and you have previously properly tendered your Shares by delivering a completed and executed Letter of Transmittal to the Depositary and now wish to withdraw your tender. You should not use this form if you have tendered Shares through The Depository Trust Company’s Automated Tender Offer Program transfer procedures described Section 3 of the Offer to Purchase.

COMPLETE THIS NOTICE OF WITHDRAWAL AND RETURN BY MAIL, OVERNIGHT COURIER, OR A MANUALLY SIGNED FACSIMILE TRANSMISSION, TO THE FOLLOWING ADDRESS:

DST Systems, Inc.
430 W. 7th Street
Kansas City, MO 64105
Attn: NYRT Tender Offer
Facsimile: (877) 694-1113
For Confirmation Only Telephone:
(877) 353-2522

YOU ARE RESPONSIBLE FOR CONFIRMING THAT THIS NOTICE OF WITHDRAWAL IS RECEIVED BY THE DEPOSITARY AT THE ADDRESS ABOVE.

Ladies and Gentlemen:

The undersigned hereby withdraws the tender of his, her or its Shares to the Company for purchase by the Company that previously was submitted by the undersigned in a Letter of Transmittal, dated             2014, for account number               .

The Shares withdrawn pursuant to this Notice of Withdrawal consist of: Number of the undersigned Shares tendered at $11.00 per share The undersigned understands that the withdrawal of a Letter of Transmittal that has been previously delivered, effected by this Notice of Withdrawal, may not be rescinded and that such Letter of Transmittal will no longer be deemed to be validly delivered for purposes of the Offer. Shares for which a Letter of Transmittal has been withdrawn may be re-tendered only by following the procedures for validly tendering Shares set forth in the Offer to Purchase and the Letter of Transmittal. All authority conferred or agreed to be conferred in this Notice of Withdrawal shall not be affected by and shall survive the death or incapacity of the undersigned, and any obligations of the undersigned under this Notice of Withdrawal shall be binding upon the heirs, personal and legal representatives, trustees in bankruptcy, successors and assigns of the undersigned. SIGNATURE(S) TO NOTICE OF WITHDRAWAL: Authorized Signature Date (mm/dd/yyyy) Name (Please print) Authorized Co-Signature (if applicable) Date (mm/dd/yyyy) Name (Please print)